As filed with the Securities and Exchange Commission on July 27, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TELESIS BIO INC.

(Exact name of registrant as specified in its charter)

Delaware	45-1216839
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10431 Wateridge Circle, Suite 150

San Diego, California 92121

(858) 228-4115

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Todd R. Nelson

Chief Executive Officer

10431 Wateridge Circle, Suite 150

San Diego, California 92121

(858) 228-4115

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Philip H. Oettinger Jesse F. Schumaker Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Robert Cutler Telesis Bio Inc. 10431 Wateridge Circle, Suite 150 San Diego, California 92121 (858) 228-4115

From time to time after the effective date of this registration statement.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated July 27, 2023

PROSPECTUS

Telesis Bio Inc.

Up to 30,042,550 Shares of Common Stock

Offered by the Selling Securityholders

The selling securityholders named in this prospectus may use this prospectus to offer and resell from time to time up to an aggregate of 30,042,550 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”) of Telesis Bio Inc. (referred to in this prospectus as “we,” “us,” “our,” or the “Company”).

Pursuant to the Redeemable Convertible Preferred Stock and Warrant Purchase Agreement dated May 31, 2023, we issued 280,000 shares of Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Redeemable Convertible Preferred”), which are convertible into shares of Common Stock at a rate of the “Accrued Value” of each such share of Redeemable Convertible Preferred, plus an amount equal to all accrued or declared and unpaid dividends that have not previously been added to the Accrued Value, divided by the “Conversion Price”, which was initially set as $2.3633. “Accrued Value” means, with respect to each share of Redeemable Convertible Preferred, the sum of (i) $100.00 plus (ii) on each quarterly dividend date, an additional amount equal to the dollar value of any dividends on a share of Redeemable Convertible Preferred which have accrued on any dividend payment date and have not previously been added to such Accrued Value. As of July 1, 2023, the Accrued Value of each share of Redeemable Convertible Preferred was $100.57, resulting in 11,915,354 shares of Common Stock becoming issuable upon the conversion of the Redeemable Convertible Preferred as of such date.

The Redeemable Convertible Preferred was sold in fixed combinations with warrants to purchase Common Stock (“Warrants”), with each investor receiving (a) a Warrant with a term of two years to purchase one-half of a share of Common Stock per each share of Common Stock initially underlying the Redeemable Convertible Preferred purchased by such investor (a “Short-Term Warrant”) and (b) a Warrant with a term of seven years to purchase one share of Common Stock per each share of Common Stock initially underlying the Redeemable Convertible Preferred purchased by such investor (a “Long-Term Warrant”), resulting in the issuance of Warrants to purchase an aggregate of 17,771,761 shares of Common Stock.

In addition, pursuant to a letter agreement between the Company and H.C. Wainwright & Co., LLC (“HCW”), pursuant to which HCW acted as a financial advisor to the Company, the Company issued Warrants for an aggregate of 355,435 shares of Common Stock to affiliates of HCW (the “HCW Warrants”).

The above referenced securities were issued in reliance upon the exemption from the registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder. We are registering the offer and resale of the Shares to satisfy the provisions of the Registration Rights Agreement dated June 5, 2023, pursuant to which we agreed to register the resale of the Shares.

We are not selling any Common Stock under this prospectus and will not receive any of the proceeds from the sale of Shares by the selling securityholders.

The selling securityholders identified in this prospectus may offer the Shares from time to time through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The registration of the Shares on behalf of the selling securityholders, however, does not necessarily mean that any of the selling securityholders will offer or sell their Shares under this registration statement or at any time in the near future. We provide more information about how the selling securityholders may sell their Shares in the section entitled “Plan of Distribution” on page 18.

The selling securityholders will bear all commissions and discounts, if any, attributable to the sale or disposition of the Shares, or interests therein and all costs, expenses and fees in connection with the registration of the Shares. We will not be paying any underwriting discounts or commissions in this offering or costs, expenses, and fees in connection with the registration of the Shares described in this prospectus. We will pay the expenses of registering the Shares.

Our Common Stock is traded on The Nasdaq Global Select Market under the symbol “TBIO.” On July 26, 2023, the last reported sale price of our Common Stock was $1.57 per share.

We are an “emerging growth company” under the federal securities laws and, as such, are subject to reduced public company reporting requirements.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in these securities involves risks. Please carefully read the information under the headings “Risk Factors” beginning on page 8 of this prospectus and “Item 1A – Risk Factors” of our most recent report on Form 10-K that is incorporated by reference in this prospectus before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2023.

ABOUT THIS PROSPECTUS

We urge you to read carefully this prospectus, together with the information incorporated herein by reference as described under the headings “Where You Can Find More Information” and “Incorporation by Reference,” before buying any of the securities being offered.

This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Using this process, the selling securityholders may offer the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of us and the securities that may be offered by the selling securityholders. Each time securities are offered by a selling securityholder pursuant to this prospectus, the selling shareholder may be required to provide you with this prospectus and, in certain cases, a prospectus supplement that will contain specific information about the selling shareholder and the terms of the securities being offered. The prospectus supplement may also add to, update or change the information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.” If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

We and the selling securityholders have not authorized any other person to provide you with different information. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell shares of our Common Stock. If it is against the law in any jurisdiction to make an offer to sell these shares, or to solicit an offer from someone to buy these shares, then this prospectus does not apply to any person in that jurisdiction, and no offer or solicitation is made by this prospectus to any such person. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Common Stock. Our business, financial condition, results of operations and prospects may have changed since such date. Information contained on our website is not a part of this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the matters set forth under the section of this prospectus captioned “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. Unless the context indicates otherwise, references in this prospectus to “Telesis Bio,” “we,” “our” and “us” refer, collectively, to Telesis Bio Inc., a Delaware corporation, and its subsidiaries taken as a whole.

Company Overview

We are a leader in automated multi-omic and synthetic biology solutions focused on providing applications to enable researchers to rapidly, accurately and reproducibly build or “write” high-quality synthetic DNA and mRNA and short oligonucleotides, such as CRISPR guides, that are ready to use in many downstream synthetic biology enabled markets. Our solutions address the bottlenecks across the multi-step process of building DNA and mRNA, as well as the significant limitations of existing solutions that prevent the rapid building of high-quality DNA and mRNA at a useable scale. A key part of our on-market solution is our BioXp systems, which are end-to-end automated workstations that fit on the benchtop or in the lab and are broadly accessible due to their ease-of-use and hands-free automation. We believe our BioXp systems and future product offerings can democratize synthetic biology by simplifying the process of building DNA and mRNA, preparing samples for next generation sequencing (NGS) and building on-demand CRISPR guides for gene editing, thereby accelerating the discovery, development and production of novel high-value products, including antibody-based biologics, mRNA-based vaccines and therapeutics and precision medicines.

Synthetic biology and NGS involve the reading and writing of biological components within multiple markets, including:

•	healthcare, to discover, develop and produce novel therapeutics and vaccines;

•	agriculture, to improve crop yields and create novel food sources;

•	technology, to potentially store and retrieve digital data using DNA; and

•	various consumer markets.

Synthetic biology is enabled by numerous technologies that facilitate the screen-design-build-test paradigm of new or modified biological components. Any inefficiency across these four phases can create a bottleneck hindering the rapid iteration within product development.

Within the initial screening phase, multiple technologies are utilized to screen targeted material, one of those is NGS. If cost is prohibitive or workflows are too cumbersome, scientists cannot screen the number of target materials. If errors in manual work or a lack of resources exists, all downstream work in the build phase will be limited in scope.

In the build phase, the process of writing synthetic DNA or mRNA for an improved biological function is characterized by multiple, complex processes that involve numerous time-consuming and technical steps, including DNA synthesis, DNA assembly, DNA cloning, and DNA scale-up in E. coli with multiple DNA purification steps in between. In the case of mRNA, the process continues with additional technical steps including mRNA synthesis, mRNA modifications at each end and multiple mRNA purification steps. Currently, these processes are carried out in laboratories by highly skilled researchers using multiple kits, each designed to perform one or more of the technical steps. Whether in-house or through a contract research organization (CRO), existing solutions for building synthetic DNA and mRNA have deficiencies, for instance:

•	inconsistent levels of fidelity of DNA and mRNA fragments reducing overall yields of usable material;

•	inability to construct stretches of DNA and mRNA sequence that have particular features;

•	inability to construct DNA and mRNA sequences above a certain size; and

•	inability to produce the end product in sufficient quantities for downstream applications.

All of these limitations produce bottlenecks across the build phase, which have significantly hindered the ability of synthetic biology to deliver on its full potential.

We develop solutions to address the significant unmet need in the market for an approach that can automate, integrate, optimize and standardize the process for building synthetic DNA and mRNA. Our on-market and our planned solutions are comprised of the following:

•

BioXp 3250 system: which we believe are the first commercially available push-button, walkaway, end-to-end automated workstations that empower researchers to go from a digital DNA sequence to endpoint-ready synthetic DNA in as few as 8 hours and mRNA in less than 24 hours, exclusive of shipment time, with onboard NGS library preparation;

•

BioXp 9600 system: a walkaway, higher throughput, next generation end-to-end automated workstation that empowers researchers to go from a digital DNA sequence to endpoint-ready synthetic DNA in as few as 8 hours and mRNA in less than 24 hours, exclusive of shipment time, with onboard NGS preparation

•	BioXp DBC: will be our first entry into delivering on-demand enzymatic DNA synthesis with design-to-endpoint-ready synthetic RNA in as few as 24 hours

•	BioXp portal: a user-friendly online portal that offers an intuitive guided workflow and design tools for building new DNA sequences and assembling them into vector(s) of choice;

•	BioXp De Novo kits: will contain all the necessary building blocks and reagents, including our proprietary Gibson Assembly branded reagents, for specific synthetic biology workflow applications;

•

BioXp Select kits: offer customers the ability to use non-Telesis Bio DNA while using the BioXp system to perform synthetic biology workflow applications such as cloning, mRNA generation from plasmid and cell free amplification;

•	BioXp Next Generation Sequencing kits: will contain all the necessary reagents to go from DNA or RNA to a sequencer-ready library;

•	BioXp DBC kits: will contain all the necessary building blocks to go from a stock kit DNA to CRISPR guides in a single run;

•	Benchtop reagents: contain all the reagents necessary to proceed with a specific synthetic biology workflow on the benchtop using products generated on the BioXp system; and

•

Short Oligo Ligation Assembly (SOLA) enzymatic DNA synthesis (EDS): is a sustainable, scalable, and cost-effective approach designed to significantly reduce timelines for constructing synthetic DNA, RNA, and proteins compared to traditional chemical synthesis, paving the way for more efficient and effective development of mRNA-based vaccines, diagnostics, therapeutics, and personalized medicines.

We believe that our integrated BioXp systems, BioXp kits and the DBC platform, when launched, will represent the industry’s leading multi-omic molecular biology workflow automation solution and provide us with a first mover advantage in the rapidly growing synthetic biology market. As part of our continuing effort to improve the processes of synthetic biology, we are currently developing next-generation BioXp systems and BioXp kits with the goal of transforming rapid demand-response workflows in synthetic biology and consolidating supply chains and enabling global distributed manufacturing for discovery, pre-clinical and clinical applications.

Our vision is to empower researchers with the tools to build synthetic biology in their laboratory, without constraints. Our BioXp systems are intended to address the needs of the synthetic biology customer by providing an unmatched capability to rapidly synthesize high-quality DNA and mRNA. With future system releases and extensions, we plan to address the continuum of research needs across the central dogma of molecular biology by enabling cell-free production of high-quality synthetic DNA, mRNA and protein for the discovery, development and manufacturing of enabled products across a wide range of markets. We are strategically focused on providing workflow solutions for markets with high-value enabled products such as those in healthcare and technology.

We currently provide workflow solutions for the following areas:

•	synthetic DNA for antibody and protein engineering of biologic drugs;

•	synthetic DNA for genome editing;

•	synthetic DNA for metabolic pathway engineering;

•	immune monitoring;

•	synthetic mRNA for infectious disease vaccine discovery and development;

•	mRNA-based vaccines for precision medicine; and

•	mRNA-based therapeutics.

We are currently developing workflow solutions for the following areas:

•	global distributed manufacturing of vaccines; and

•	synthetic protein for biologics discovery.

We have placed approximately 250 BioXp systems globally. As of December 31, 2022, our customer base was composed of 190 unique customers and included 105 unique biopharmaceutical companies in the world ranked by 2022 revenue, excluding affiliates of those companies.

Corporate Information

We were formed in Delaware as a corporation on March 24, 2011 under the name Synthetic Genomics Solutions, Inc., as a wholly owned subsidiary of Synthetic Genomics, Inc. On February 26, 2013, we changed our name to SGI-DNA, Inc., and on March 31, 2020 we changed our name to Codex DNA, Inc. We subsequently changed our name to Telesis Bio Inc. on November 7, 2022. Our principal executive offices are located at 10431 Wateridge Circle, Suite 150, San Diego, CA 92121. Our telephone number at that address is (858) 228-4115. Our website address is www.telesisbio.com. Information contained on our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus.

Additional Information

We make our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports, available free of charge at our website as soon as reasonably practicable after they have been filed with the SEC. Our website address is http://telesisbio.com. Information on our website is not part of this report. The SEC maintains a website that contains the materials we file with the SEC at www.sec.gov.

THE OFFERING

This prospectus relates to the resale from time to time by the selling securityholders of up to 30,042,550 shares of our Common Stock. We are not offering any shares for sale under the registration statement of which this prospectus is a part.

Issuer	Telesis Bio Inc.

Shares of Common Stock offered by the selling securityholders (issuable upon the conversion of Redeemable Convertible Preferred and the exercise of Warrants held by the selling securityholders)	Up to 30,042,550 shares

Shares of Common Stock outstanding (as of June 30, 2023)	29,920,502

Use of Proceeds	We will not receive any proceeds from the sale of our Common Stock by the selling securityholders.

Nasdaq Global Select Market symbol	TBIO

Risk Factors	Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 8.

PRIVATE PLACEMENT OF SHARES OF REDEEMABLE CONVERTIBLE

PREFERRED STOCK AND WARRANTS

On May 31, 2023, we entered into a Redeemable Convertible Preferred Stock and Warrant Purchase Agreement (the “Preferred Stock and Warrant Purchase Agreement”) with Novalis LifeSciences Investments II, L.P., Northpond Ventures, LP, BroadOak Fund IV LLC and M-185 Corporation, an affiliate of our Chief Executive Officer, Todd Nelson (collectively, the “Investors”), pursuant to which we agreed to issue and sell to the Investors in a private placement (the “Private Placement”) (i) an aggregate of 280,000 shares of newly designated redeemable convertible preferred stock, par value $0.0001 per share (the “Redeemable Convertible Preferred”), (ii) warrants with a term of two years (such warrants, the “Short-Term Warrants”) to purchase an aggregate of 5,923,921 shares of our common stock (the “Common Stock”), and (iii) warrants with a term of seven years (such warrants, the “Long-Term Warrants” and, together with the Short-Term Warrants, the “Warrants”) to purchase an aggregate of 11,847,840 shares of Common Stock. The Redeemable Convertible Preferred was sold in fixed combinations with the Warrants, with each Investor receiving (a) a Short-Term Warrant to purchase one-half of a share of Common Stock per each share of Common Stock initially underlying the Redeemable Convertible Preferred purchased by such Investor and (b) a Long-Term Warrant to purchase one share of Common Stock per each share of Common Stock initially underlying the Redeemable Convertible Preferred purchased by such Investor. The purchase price per share of Redeemable Convertible Preferred and accompanying Short-Term Warrant and Long-Term Warrant was $100.00. Each Warrant has a strike price equal to $2.5996. On June 5, 2023, the Private Placement closed, resulting in initial gross proceeds of $28.0 million to us.

The Warrants provide that a holder of Warrants will not, subject to certain limited exceptions, have the right to exercise any portion of its Warrants if such holder, together with its attribution parties, would beneficially own (i) in excess of 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise to comply with Nasdaq listing rules, or, if so elected by an investor, (ii) in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”). Each Investor may elect to receive a pre-funded warrant in lieu of shares of Common Stock upon exercise of a Warrant if such exercise would result in such Investor exceeding the Beneficial Ownership Limitation.

Each holder of Redeemable Convertible Preferred is entitled to receive cumulative dividends on the Accrued Value (as defined below) of each share of Redeemable Convertible Preferred at an initial rate of 8% per annum, compounded quarterly. Dividends on the Redeemable Convertible Preferred are payable in kind and will accrue on the Accrued Value of each share of Redeemable Convertible Preferred until the earlier of conversion, redemption, consummation of a change of control, a liquidation event, or upon failure to mandatorily convert due to the Conversion Blockers (as defined below) or applicable regulatory restrictions. “Accrued Value” means, with respect to each share of Redeemable Convertible Preferred, the sum of (i) $100.00 plus (ii) on each quarterly dividend date, an additional amount equal to the dollar value of any dividends on a share of Redeemable Convertible Preferred which have accrued on any dividend payment date and have not previously been added to such Accrued Value. As of July 1, 2023, the Accrued Value of each share of Redeemable Convertible Preferred was $100.57.

We have the right to require the Investors to convert the Redeemable Convertible Preferred into Common Stock (the “Mandatory Conversion”) if, at any time following the third anniversary of the closing of the Private Placement, the trading price of the Common Stock exceeds 250% of the Conversion Price (as defined below) for 30 consecutive trading days. Our ability to require conversion shall be subject to (i) a 19.99% blocker provision to comply with Nasdaq listing rules (“19.99% Conversion Blocker”), (ii) if so elected by an investor, a 9.99% blocker provision (“9.99% Conversion Blocker”) that will prohibit beneficial ownership of more than 9.99% of the outstanding shares of the Common Stock or voting power at any time, and (iii) applicable regulatory restrictions. The 19.99% Conversion Blocker is subject to certain limited exceptions. The 19.99% Conversion Blocker and the 9.99% Conversion Blocker are hereinafter referred to as the “Conversion Blockers”. “Conversion Price” means an initial price of $2.3633 per share, subject to proportionate adjustment for any stock split, stock dividend or distribution, reclassification, exchange or substitution, merger or reorganization or other similar recapitalization event.

At any time and from time to time at their election, the holders of Redeemable Convertible Preferred have the option to convert the Redeemable Convertible Preferred into shares of Common Stock by dividing (i) the sum of the Accrued Value plus an amount equal to all accrued or declared and unpaid dividends on the Redeemable Convertible Preferred that have not previously been added to the Accrued Value by (ii) the Conversion Price in effect at the time of such conversion. The conversion of shares of Redeemable Convertible Preferred into shares of Common Stock is subject to the Conversion Blockers.

In accordance with a letter agreement between us and H.C. Wainwright & Co., LLC (“HCW”), pursuant to which HCW acted as a financial advisor to us in connection with the Private Placement, we issued Warrants for an aggregate of 355,435 shares of Common Stock to affiliates of HCW. Such warrants have a five-year term and an exercise price of $2.9541.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should consider the risks, uncertainties and assumptions discussed under “Part I—Item 1A—Risk Factors” of our most recent Annual Report on Form 10-K and Quarterly Report on 10-Q, as may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus. The risks and uncertainties described in these documents are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

If any of these risks actually occur, our business, financial condition, operating results, cash flows and prospects could be materially and adversely affected. In that event, the market price of our Common Stock could decline, and you could lose part or all of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contain certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words.

These forward-looking statements include, but are not limited to, statements about:

•	estimates of the synthetic biology market, market growth, and new market expansion;

•	our future revenue, expenses, inflationary pressures, capital requirements and our needs for additional financing;

•	our expectations regarding the rate and degree of market acceptance of our BioXp systems, BioXp kits and benchtop reagents;

•	the ability of our products to facilitate the screen-design-build-test paradigm of synthetic biology;

•	the size and growth of the synthetic biology market and competitive companies and technologies and our industry;

•	our ability to manage and grow our business;

•	our ability to develop and successfully commercialize new products;

•	our ability to establish and maintain intellectual property protection for our products or avoid or defend claims of infringement;

•	our ability to effectively manufacture our products;

•	the performance of third-party manufacturers and suppliers and our ability to qualify second-source suppliers;

•	the potential effects of government regulation and our compliance with these regulations;

•	our ability to hire and retain key personnel and to manage our future growth effectively;

•	our ability to obtain additional financing in future offerings;

•	the volatility of the trading price of our Common Stock;

•	the impact of local, regional, and national and international economic conditions and events;

•	the impact of COVID-19 on our business;

•	our expectations about market trends; and

•	other risks and uncertainties, including those listed in the section titled “Risk Factors.”

Forward-looking statements are based on our management’s current expectations, estimates, forecasts, and projections about our business and the industry in which we operate and on our management’s beliefs and assumptions. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. Those statements appear in this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein by reference, particularly in the sections captioned “Risk Factors”

and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and include statements regarding the intent, belief or current expectations of our management that are subject to known and unknown risks, uncertainties and assumptions. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” in the documents incorporated by reference into this prospectus. We operate in a rapidly changing environment and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements. As a result, any or all of our forward-looking statements in this prospectus and the documents incorporated by reference into this prospectus may turn out to be inaccurate. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material.

These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

All of the Common Stock offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their own accounts. We will not receive any of the proceeds from these sales.

The selling securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such selling securityholders in disposing of their shares of Common Stock, and we will bear all other costs, fees and expenses incurred in effecting the registration of the Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and our independent registered public accountant.

SELLING SECURITYHOLDERS

The Common Stock being offered by the selling securityholders is issuable to the selling securityholders, upon conversion of the Company’s Redeemable Convertible Preferred and/or upon exercise of Warrants held by them to purchase Common Stock. For additional information regarding the issuances of the Redeemable Convertible Preferred and Warrants, see “Private Placement of Shares of Redeemable Convertible Preferred Stock and Warrants” above. We are registering the shares of Common Stock in order to permit the selling securityholders to offer the shares for resale from time to time.

The table below lists the selling securityholders, describes their relationship to the Company and provides other information regarding the beneficial ownership of the shares of Common Stock held by each of the selling securityholders. The second column lists the number of shares of Common Stock beneficially owned by each selling securityholder, based on its ownership of the Redeemable Convertible Preferred, Common Stock and Warrants, as of July 1, 2023, assuming conversion of the Redeemable Convertible Preferred and exercise of the Warrants held by the selling securityholders on that date, without regard to any limitations on exercises contained therein. The third column lists the shares of Common Stock being offered by this prospectus by the selling securityholders.

In accordance with the terms of a registration rights agreement with the selling securityholders, this prospectus generally covers the resale of the sum of (i) the maximum number of shares of Common Stock issuable upon the conversion of Redeemable Convertible Preferred, determined as if the outstanding Redeemable Convertible Preferred were exercised in full as of July 1, 2023, and (ii) the maximum number of shares of Common Stock issuable upon exercise of the Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement (of which this prospectus forms a part) was initially filed with the SEC, in each case without regard to any limitations on the conversion of the Redeemable Convertible Preferred or the exercise of the Warrants. The fourth column assumes the sale of all of the shares offered by the selling securityholders pursuant to this prospectus.

Under the terms of the Redeemable Convertible Preferred and Warrants, in some cases a selling securityholder may not convert the Redeemable Convertible Preferred or exercise the Warrants to the extent such exercise would cause such selling securityholder, together with its attribution parties, to beneficially own a number of shares of Common Stock which would exceed 19.99% (except that such increased percentage may exceed 19.99% in the event that (x) the Company obtains the approval of its stockholders as required by the applicable rules of Nasdaq for issuances of shares of Common Stock in excess of such amount or (y) the Company is not subject to rules of Nasdaq limiting issuances of shares of Common Stock in excess of such amount) of our then outstanding Common Stock following such conversion or exercise, excluding for purposes of such determination shares of Common Stock issuable upon conversion of such Redeemable Convertible Preferred or exercise of such Warrants which have not been so converted or exercised. The number of shares in the second and fourth columns do not reflect this limitation. The selling securityholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The number of shares and percentages of beneficial ownership set forth below are based on 29,920,502 shares of our Common Stock outstanding as of June 30, 2023 and assumes the full conversion of the Redeemable Convertible Preferred for 11,915,354 shares of our Common Stock and the exercise of the Warrants issued for 18,127,196 shares of our Common Stock. Beneficial ownership is determined under the SEC rules and regulations and generally includes voting or investment power over securities. We have prepared the table based on information given to us by, or on behalf of, the selling securityholders.

	Number of shares of Common Stock Owned Prior to Offering		Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering
Name of Selling Securityholder	Shares	%		Shares	%
Novalis LifeSciences Investments LLC(1)	16,433,939	27.4%	16,433,939	0	—
Northpond Ventures, LP(2)	18,326,163	30.6%	8,482,033	9,844,130	16.4%
BroadOak Fund IV LLC(3)	4,439,552	7.4%	2,120,507	2,319,045	3.9%
M-185 Corporation(4)	8,873,299	14.8%	2,650,636	6,222,663	10.4%
Michael Vasinkevich(5)	227,923	*	227,923	0	—
Noam Rubinstein(6)	111,962	*	111,962	0	—
Craig Schwabe(7)	11,995	*	11,996	0	—
Charles Worthman(8)	3,554	*	3,554	0	—

Total Shares	48,428,387	80.8%	30,042,550	18,385,838	30.7%

*	Represents beneficial ownership or voting power of less than one percent (1%).
(1)

Consists of (i) 6,596,000 shares of Common Stock issuable upon the conversion of Redeemable Convertible Preferred held directly by Novalis LifeSciences Investments II, L.P. (“Novalis LifeSciences”) as of July 1, 2023 and (ii) 9,837,939 shares of Common Stock issuable upon the exercise of Warrants held by Novalis LifeSciences. The Redeemable Convertible Preferred is not convertible to the extent that such conversion would result in Novalis LifeSciences, together with its attribution parties, beneficially owning in excess of 19.99% of Telesis Bio’s voting power. The Warrants are not exercisable to the extent that such exercise would result inNovalis LifeSciences, together with its attribution parties, beneficially owning in excess of 19.99% of Telesis Bio’s voting power. Novalis LifeSciences Investments II GP, LLC (“Novalis LifeSciences GP”), whose managers are Marijn E. Dekkers and Paul M. Meister, is the general partner of Novalis LifeSciences. As a result, Novalis LifeSciences GP, Mr. Dekkers and Mr. Meister may each be deemed to share voting and dispositive power with respect to the securities held by Novalis LifeSciences. The address for Novalis LifeSciences is 1 Liberty Lane E, Suite 112, Hampton, NH 03842.

(2)

Consists of (i) 3,404,387 shares of Common Stock issuable upon the conversion of Redeemable Convertible Preferred held by Northpond Ventures, LP (“Northpond LP”) as of July 1, 2023, (ii) 5,077,646 shares of Common Stock issuable upon the exercise of Warrants held by Northpond LP, (iii) 9,375,380 shares of Common Stock held of record by Northpond LP, and (iv) 468,750 shares of Common Stock held of record by Northpond Ventures II, LP (“Northpond II LP”). Northpond LP is managed by Northpond Ventures GP, LLC (“Northpond GP”), which may be deemed to be the indirect beneficial owner of the 17,857,413 shares beneficially owned by Northpond LP. Northpond II LP is managed by Northpond Ventures GP II, LLC (“Northpond II GP”), which may be deemed to be the indirect beneficial owner of the 468,750 shares of Common Stock beneficially owned by Northpond II LP. Michael P. Rubin is the sole managing member of each of Northpond GP and Northpond II GP. As a result of the foregoing relationships, Mr. Rubin may be deemed to be the indirect beneficial owner of the 18,326,163 shares of Common Stock beneficially owned by Northpond LP and Northpond II LP. Mr. Rubin has the shared power to vote, or direct the voting of, and the shared power to dispose of, or direct the disposition of, the Common Stock held by Northpond LP and Northpond II LP. Each of Northpond LP, Northpond GP, Northpond II LP, Northpond II GP and Mr. Rubin disclaims beneficial ownership of the securities reported herein except to the extent of its or his pecuniary interest therein. Andrea L. Jackson, a member of our board of directors, is a Partner of Northpond Ventures, LLC, an investment firm affiliated with the entities referenced in the previous sentence. Ms. Jackson disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein, if any. The address of Northpond Ventures, LP and its affiliated entities referenced above is 7500 Old Georgetown Rd, Suite 800, Bethesda, MD 20814.
(3)

Consists of (i) 851,096 shares of Common Stock issuable upon the conversion of Redeemable Convertible Preferred as of July 1, 2023 (ii) 1,269,411 shares of Common Stock issuable upon the exercise of Warrants and (iii) 2,319,045 shares of Common Stock held of record by BroadOak Fund IV, LLC. The Redeemable Convertible Preferred is not convertible to the extent that such conversion would result in the holder of such Redeemable Convertible Preferred, together with its attribution parties, beneficially owning in excess of 19.99% of Telesis Bio’s voting power. The Warrants are not exercisable to the extent that such exercise would result in the holder of such Warrant, together with its attribution parties, beneficially owning in excess of 19.99% of Telesis Bio’s voting power. BroadOak Asset Management, LLC is the manager and general partner of BroadOak Fund IV, LLC, and BroadOak Capital Partners, LLC is the managing member of BroadOak Asset Management, LLC. William F. Snider, a member of our board of directors is a partner and manager of BroadOak Capital Partners, LLC. Each of Mr. Snider and BroadOak Capital Partners, LLC may be deemed to have voting and dispositive power over the shares held by BroadOak Fund IV, LLC, and each disclaims beneficial ownership of such shares except to the extent of his/its indirect pecuniary interest therein, if any. The address for BroadOak Fund IV, LLC is 4800 Montgomery Lane Suite 230, Bethesda, MD 20814.

(4)

Consists of (i) 1,063,871 shares of Common Stock issuable upon the conversion of Redeemable Convertible Preferred held by M-185 Corporation as of July 1, 2023 (ii) 1,586,765 shares of Common Stock issuable upon the exercise of Warrants held by M-185 Corporation, (iii) 6,000,000 shares held of record by GATTACA Mining LLC (GATTACA), (iv) 100,147 shares held of record by Todd R. Nelson, and (v) 122,516 shares held of record by M-185 Corporation.. The Redeemable Convertible Preferred is not convertible to the extent that such conversion would result in the holder of such Redeemable Convertible Preferred, together with its attribution parties, beneficially owning in excess of 19.99% of Telesis Bio’s voting power. The Warrants are not exercisable to the extent that such exercise would result in the holder of such Warrant, together with its attribution parties, beneficially owning in excess of 19.99% of Telesis Bio’s voting power. Todd R. Nelson is the managing member of GATTACA and may be deemed to have voting and dispositive power over the shares held by GATTACA. Todd R. Nelson is the majority owner of M-185 Corporation and may be deemed to have voting and dispositive power over the shares held by M-185 Corporation. The address of M-185 Corporation is P.O. Box 1083, Carefree, AZ 85377.

(5)	Consists of 227,923 shares of Common Stock issuable upon the exercise of Warrants. Mr. Vasinkevich’s address is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022.
(6)	Consists of 111,962 shares of Common Stock issuable upon the exercise of Warrants. Mr. Rubinstein’s address is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022.
(7)	Consists of 11,995 shares of Common Stock issuable upon the exercise of Warrants. Mr. Schwabe’s address is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022.
(8)	Consists of 3,554 shares of Common Stock issuable upon the exercise of Warrants. Mr. Worthman’s address is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022.

In addition, we may name additional selling securityholders from time to time. Information about such additional selling securityholders, including their identities and the securities to be registered on their behalf, will be set forth in a prospectus supplement, in a post-effective amendment or in filings that we make with the SEC under the Exchange Act that are incorporated by reference in this prospectus.

DESCRIPTION OF CAPITAL STOCK

The description of our Common Stock is incorporated by reference to Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 22, 2023 (the “Annual Report”). Since the filing of the Annual Report, the Company has issued securities in connection with the Private Placement, see “Private Placement of Shares of Redeemable Convertible Preferred Stock and Warrants” for a description of the Private Placement.

Redeemable Convertible Preferred Issued in Private Placement

We issued 280,000 shares of our newly designated redeemable convertible preferred stock, par value $0.0001 per share (the “Redeemable Convertible Preferred”) in the Private Placement. Prior to closing the Private Placement, we filed a Certificate of Designation with the Secretary of State of the State of Delaware. Pursuant to the Certificate of Designation, each holder of Redeemable Convertible Preferred is entitled to receive cumulative dividends on the Accrued Value (as defined below) of each share of Redeemable Convertible Preferred at an initial rate of 8% per annum, compounded quarterly. Dividends on the Redeemable Convertible Preferred are payable in kind and will accrue on the Accrued Value of each share of Redeemable Convertible Preferred until the earlier of conversion, redemption, consummation of a change of control, a liquidation event, or upon failure to mandatorily convert due to the Conversion Blockers (as defined below) or applicable regulatory restrictions. “Accrued Value” means, with respect to each share of Redeemable Convertible Preferred, the sum of (i) initially $100.00 plus (ii) on each quarterly dividend date, an additional amount equal to the dollar value of any dividends on a share of Redeemable Convertible Preferred which have accrued on any dividend payment date and have not previously been added to such Accrued Value.

Upon the consummation of (i) a reorganization, merger or consolidation of the Company, (ii) the sale lease, transfer, or exclusive license or other disposition by the Company or any of its subsidiaries of all or substantially all of the assets of the Company, (iii) the issuance or transfer of shares of capital stock of the Company representing at least 50% of the voting power of the voting securities of the Company, or (iv) the completion of any tender offer or exchange offer pursuant to which the holders of Common Stock are permitted to sell their shares equaling 50% or more of the outstanding Common Stock for other securities, cash or property (each a “Deemed Liquidation Event”) that occurs prior to the second anniversary of the closing of the Private Placement, the holders of each share of Redeemable Convertible Preferred is entitled to receive, in preference to the holders of the Common Stock and any junior preferred stock, an amount per share equal to the greater of (a) 200% multiplied by the sum of the Accrued Value plus an amount equal to all accrued or declared and unpaid dividends on the Redeemable Convertible Preferred that have not previously been added to the Accrued Value, or (b) the amount that such shares would have been entitled to receive if they had converted into Common Stock immediately prior to such Deemed Liquidation Event. Upon the consummation of a Deemed Liquidation Event that occurs on or after the second anniversary of the closing of the Private Placement, or any voluntary or involuntary liquidation, dissolution, winding up of the Company that is not a Deemed Liquidation Event (each a “Liquidation Event”), the holders of each share of Redeemable Convertible Preferred is entitled to receive, in preference to the holders of the Common Stock and any junior preferred stock, an amount per share equal to the greater of (1) the sum of the Accrued Value plus an amount equal to all accrued or declared and unpaid dividends on the Redeemable Convertible Preferred that have not previously been added to the Accrued Value, or (2) the amount that such shares would have been entitled to receive if they had converted into Common Stock immediately prior to such Deemed Liquidation Event or Liquidation Event.

We have the right to require the Investors to convert the Redeemable Convertible Preferred into Common Stock (the “Mandatory Conversion”) if, at any time following the third anniversary of the closing of the Private Placement, the trading price of the Common Stock exceeds 250% of the Conversion Price (as defined below) for 30 consecutive trading days. Our ability to require conversion shall be subject to (i) a 19.99% blocker provision to comply with Nasdaq listing rules (“19.99% Conversion Blocker”), (ii) if so elected by an investor, a 9.99% blocker provision (“9.99% Conversion Blocker”) that will prohibit beneficial ownership of more than 9.99% of the outstanding shares of the Common Stock or voting power at any time, and (iii) applicable regulatory restrictions. The 19.99% Conversion Blocker is subject to certain limited exceptions. The 19.99% Conversion Blocker and the 9.99% Conversion Blocker are hereinafter referred to as the “Conversion Blockers”. “Conversion Price” means an initial price of $2.3633 per share, subject to proportionate adjustment for any stock split, stock dividend or distribution, reclassification, exchange or substitution, merger or reorganization or other similar recapitalization event.

Following the date of a Mandatory Conversion, any shares of Redeemable Convertible Preferred that are not converted as a result of the Conversion Blockers or applicable regulatory restrictions shall continue to be entitled to all of the rights of the holders of Redeemable Convertible Preferred except that they will no longer be entitled to cumulative dividends, priority distribution of assets upon the consummation of a Liquidation Event and certain protective voting provisions.

On or at any time following the seventh anniversary of the closing of the Private Placement, (i) we also have the right to redeem the Redeemable Convertible Preferred for a cash consideration equal to the sum of the Accrued Value, as of the date of redemption, plus an amount equal to all accrued or declared and unpaid dividends on the Redeemable Convertible Preferred that have not previously been added to the Accrued Value, and (ii) each holder of a share of Redeemable Convertible Preferred also has the right to cause us to redeem the Redeemable Convertible Preferred held by such holder at the same price.

At any time and from time to time at their election, the holders of Redeemable Convertible Preferred have the option to convert the Redeemable Convertible Preferred into shares of Common Stock by dividing (i) the sum of the Accrued Value plus an amount equal to all accrued or declared and unpaid dividends on the Redeemable Convertible Preferred that have not previously been added to the Accrued Value by (ii) the Conversion Price in effect at the time of such conversion. The conversion of shares of Redeemable Convertible Preferred into shares of Common Stock is subject to the Conversion Blockers.

In addition, for so long as any shares of Redeemable Convertible Preferred remain outstanding, without the approval of holders of a majority of the Redeemable Convertible Preferred, the Company may not, among other things, (i) amend, modify or fail to give effect to any right of holders of the Redeemable Convertible Preferred, (ii) change the authorized number of Redeemable Convertible Preferred, (iii) create or issue a new class or series of equity securities or securities convertible into equity securities with equal or superior rights, preferences or privileges to those of the Redeemable Convertible Preferred in terms of liquidation preference or dividend, (iv) issue shares of Common Stock or securities convertible into Common Stock while the Company has insufficient shares to effect the conversion of the Redeemable Convertible Preferred into Common Stock, (v) declare or pay dividends or redeem or repurchase any capital stock (other than certain repurchases from employees, directors, advisors or consultants upon termination of service) or (vi) create any subsidiary that is not majority-owned, either directly or indirectly, by the Company, subject to certain exceptions. Except as set forth above or as otherwise required by law, holders of shares of Redeemable Convertible Preferred are entitled to vote together with shares of Common Stock (based on one vote per share of Common Stock into which the shares of Redeemable Convertible Preferred are convertible on the applicable record date) on any matter on which the holders of Common Stock are entitled to vote.

Warrants to Purchase Common Stock Issued in Private Placement

In the Private Placement, we issued (i) warrants with a term of two years (such warrants, the “Short-Term Warrants”) to purchase an aggregate of 5,923,921 shares of our Common Stock, and (ii) warrants with a term of seven years (such warrants, the “Long-Term Warrants” and, together with the Short-Term Warrants, the “Warrants”) to purchase an aggregate of 11,847,840 shares of our Common Stock. Each Warrant has a strike price equal to $2.5996.

The Warrants provide that a holder of Warrants will not, subject to certain limited exceptions, have the right to exercise any portion of its Warrants if such holder, together with its attribution parties, would beneficially own

(i) in excess of 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise to comply with Nasdaq listing rules, or, if so elected by an investor, (ii) in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”). Each Investor may elect to receive a pre-funded warrant (a “Pre-Funded Warrant”) in lieu of shares of Common Stock upon exercise of a Warrant if such exercise would result in such Investor exceeding the Beneficial Ownership Limitation.

In addition, pursuant to a letter agreement between us and H.C. Wainwright & Co., LLC (“HCW”), pursuant to which HCW acted as our financial advisor, we issued warrants for an aggregate of 355,435 shares of Common Stock to affiliates of HCW (the “HCW Warrants”). Such warrants shall have a five-year term and an exercise price of $2.9541.

The above descriptions of the terms of the Redeemable Convertible Preferred, the Warrants, the Pre-Funded Warrants and HCW Warrants are qualified in their entirety by the terms of the securities. The terms of the Redeemable Convertible Preferred are described in the Certificate of Designation of Redeemable Convertible Preferred Stock, which is attached hereto as Exhibit 3.3. A copy of the form of the Short-Term Warrant is attached hereto as Exhibit 4.2, a copy of the form of the Long-Term Warrant is attached hereto as Exhibit 4.3, a copy of the form of Pre-Funded Warrant is attached hereto as Exhibit 4.4, and a copy of the form of HCW Warrant is attached hereto as Exhibit 4.5.

PLAN OF DISTRIBUTION

Each selling securityholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling securityholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling securityholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling securityholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling securityholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the selling securityholders or any other person. We will make copies of this prospectus available to the selling securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the Common Stock to be issued upon exercise of the Warrants offered hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Additional legal matters may be passed on for us, or any underwriters, dealers or agents by counsel we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of the Company as of and for the years ended December 31, 2021 and December 31, 2022 have been incorporated in reliance on the report of WithumSmith + Brown, PC, our independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.oportun.com. Information accessible on or through our website is not a part of this prospectus.

This prospectus and any prospectus supplement is part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities that we are offering. Forms of any documents establishing the terms of the offered securities are filed as exhibits to the registration statement of which this prospectus forms a part or under cover of a Current Report on Form 8-K and incorporated in this prospectus by reference. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information), until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed:

•	Our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 22, 2023, as amended (our “Annual Report”);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 10, 2023;

•

The portions of our Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed) that are incorporated by reference into our Annual Report on Form 10-K, filed with the SEC on May  24, 2023;

•	Our Current Reports on Form 8-K filed on May 2, 2023, May 31, 2023, June 9, 2023 and July 7, 2023; and

•	The description of our Common Stock contained in Exhibit 4.4 of our Annual Report.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Telesis Bio Inc.

10431 Wateridge Circle, Suite 150

San Diego, California 92121

Attn: Secretary

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other	Expenses of Issuance and Distribution

The following table sets forth estimated expenses in connection with the issuance and distribution of the securities being registered:

Amount to be Paid
SEC registration fee	$4,966.04
Accounting fees and expenses	*
Legal fees and expenses	*
Printing and miscellaneous expenses	*
Total	$4,966.04

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15. Indemnification	of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

The registrant’s amended and restated certificate of incorporation contains provisions that limit the liability of the registrant’s directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, the registrant’s directors will not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to the registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment, repeal or elimination of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment, repeal or elimination. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the registrant’s directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, the registrant’s amended and restated bylaws provide that the registrant will indemnify its directors and officers, and may indemnify its employees, agents and any other persons, to the fullest extent permitted by the Delaware General Corporation Law. The registrant’s amended and restated bylaws will also provide that the registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, the registrant has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require the registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the registrant to advance all expenses reasonably and actually incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. The registrant believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions in the registrant’s amended and restated certificate of incorporation, amended and restated bylaws and the indemnification agreements that the registrant has entered into with its directors and executive officers may discourage stockholders from bringing a lawsuit against the registrant’s directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the registrant’s directors and executive officers, even though an action, if successful, might benefit the registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the registrant pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the registrant is not aware of any pending litigation or proceeding involving any person who is or was one of the registrant’s directors or officers, or is or was one of the registrant’s directors or officers serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

The registrant has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to the registrant’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the registrant with respect to payments that may be made by the registrant to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.

Certain of the registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the registrant’s board of directors.

Item 16. Exhibits

	Exhibit Description	Incorporation by Reference
Exhibit Number		Form	File No.	Exhibit Number	Filing Date	Filed Herewith

3.1	Amended and Restated Certificate of Incorporation.	S-1	333-256644	3.2	5/28/21

3.2	Amended and Restated Bylaws.	S-1	333-256644	3.4	5/28/21

3.3	Certificate of Designation of Redeemable Convertible Preferred Stock.	8-K	001-40497	3.1	6/8/23

4.1	Form of Common Stock Certificate.	S-1	333-256644	4.2	5/28/21

4.2	Form of Short-Term Warrant.	8-K	001-40497	4.1	5/31/23

4.3	Form of Long-Term Warrant.	8-K	001-40497	4.2	5/31/23

4.4	Form of Pre-Funded Common Stock Purchase Warrant.	8-K	001-40497	4.3	5/31/23

4.5	Form of Warrant issued to affiliates of H.C. Wainwright & Co., LLC.	8-K	001-40497	4.1	6/8/23

4.6	Redeemable Convertible Preferred Stock and Warrant Purchase Agreement dated May 31, 2023.	8-K	001-40497	10.1	5/31/23

4.7	Registration Rights Agreement.	8-K	001-40497	10.2	5/31/23

	Exhibit Description	Incorporation by Reference
Exhibit Number		Form	File No.	Exhibit Number	Filing Date	Filed Herewith

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.					x

23.1	Consent of WithumSmith + Brown, PC, independent registered public accounting firm.					x

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in the opinion filed as Exhibit 5.1 to this Registration Statement).					x

24.1	Power of Attorney (included on the signature page to this Registration Statement).					x

107	Filing Fee Table.					x

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for the purpose of determining liability under the Securities Act to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) that, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of such undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on July 27, 2023.

TELESIS BIO INC.

By:	/s/ Todd R. Nelson
Todd R. Nelson
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Todd R. Nelson and Robert Cutler and each or any one of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully for all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Todd R. Nelson Todd R. Nelson	Chief Executive Officer and Director (Principal Executive, Financial and Accounting Officer)	July 27, 2023

/s/ Franklin R. Witney Franklin R. Witney	Chair of the Board of Directors	July 27, 2023

/s/ William F. Snider William F. Snider	Director	July 27, 2023

/s/ Andrea L. Jackson Andrea L. Jackson	Director	July 27, 2023

/s/ Christine A. Tsingos Christine A. Tsingos	Director	July 27, 2023

/s/ Jami D. Nachtsheim Jami D. Nachtsheim	Director	July 27, 2023

/s/ Annette V. Tumolo Annette V. Tumolo	Director	July 27, 2023

/s/ Paul M. Meister Paul M. Meister	Director	July 27, 2023